Testing the Waters Materials Related to Series #SUPREMEPB

From the Rally App:

#SUPREMEPB

'18 SUPREME PINBALL MACHINE

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $60,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#SUPREMEPB | $60K

COMPARABLE ASSET VALUE

ASSET VALUE

-21.2%

TRANSACTIONS

13

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Supreme X Stern Pinball Machine (SS2018)	5/28/2018	$66,600.00	eBay
Supreme X Stern Pinball Machine (SS2018)	6/2/2018	$60,000.00	eBay
Supreme X Stern Pinball Machine (SS2018)	6/4/2018	$66,200.00	eBay
Supreme X Stern Pinball Machine (SS2018)	6/8/2018	$63,000.00	eBay
Supreme X Stern Pinball Machine (SS2018)	6/12/2018	$45,000.00	eBay
Supreme X Stern Pinball Machine (SS2018)	6/14/2018	$40,500.00	eBay
Supreme X Stern Pinball Machine (SS2018)	10/10/2018	$42,500.00	eBay
Supreme X Stern Pinball Machine (SS2018)	11/27/2018	$50,000.00	eBay
Supreme X Stern Pinball Machine (SS2018)	5/28/2019	$71,662.50	Sotheby's
Supreme X Stern Pinball Machine (SS2018)	11/4/2019	$37,500.00	Heritage
Supreme X Stern Pinball Machine (SS2018)	12/10/2019	$32,500.00	Christie's
Supreme X Stern Pinball Machine (SS2018)	12/15/2020	$81,250.00	Christie's
Supreme X Stern Pinball Machine (SS2018)	12/9/2021	$52,500.00	Christie's

METEOR SHOWER +100

#SUPREMEPB | *Visuals*

The Supreme Pinball Machine was released in 2018, the same year Supreme won CFDA's Menswear Designer of the Year.

LAUNCH GALLERY ›

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 2018 SUPREME BRANDED STERN PINBALL MACHINE

Investment Overview

•Upon completion of the Series #SUPREMEPB Offering, Series #SUPREMEPB will purchase a 2018 Supreme Branded Stern Pinball Machine for Series #SUPREMEPB (The “Series 2018 Supreme Pinball Machine” or the “Underlying Asset” with respect to Series #SUPREMEPB, as applicable), the specifications of which are set forth below.

•Supreme is a streetwear brand that produces fashion forward clothing and accessories.  Considered the home of “New York City skate culture,” they opened their Lafayette Street location in downtown Manhattan in April of 1994.

•The Supreme Pinball Machine by Stern Pinball, Inc. is officially released on May 24, 2018. “Stern Pinball, Inc. made this game as "Private Label" for a specific company and does not display the Stern brand on this machine in the usual places other than their manufacturing sticker on the back of the cabinet. This game uses the playfield for Stern's 2016 'Marvel Spider-Man (Home Edition)' but features a traditional 128x32 red dot-matrix display instead of the 64x32 RGB dot matrix that Spider-Man used. This game has a standard coin door.”  Only 200 units of the machine were made, and of those only 12 went on sale to the general public.

•As of 2013 80 percent of Stern machines are sold to private collectors, and from start to finish take about 4 days to build

•The Underlying Asset is a 2018 Supreme Branded Stern Pinball Machine.

Asset Description

Overview & Authentication

•Chicago Coin was one of the earliest manufacturers of pinball tables.  Founded in 1931 by Samuel H. Gensburg.  When the company went bankrupt in 1977, Gary and Sam Stern purchased the company assets to found Stern Electronics, Inc.  Their first pinball machine, known as “Pinball,” is released in July of the same year.

•Stern Electronics entered the video game business with some early successes in the 1980s including Astro Invader (licensed from Leijac/Konami) and their original Berzerk.  During the video game crash of 1983-84 Stern was significantly impacted and by 1985 they sold their pinball division to Data East.  By 1996 Data East sold their pinball division to Sega, who in 1999 sold the company back to Gary Stern.

•Since Gary Stern’s purchase of Sega’s pinball division, Stern has been reestablished as a pinball company, and from 1999-2011 they were the sole remaining manufacturer of pinball machines in the world.

•The Supreme logo was based off artist Barbara Kruger’s artwork from the 1960s.

•Artists and cultural figures that are known to wear Supreme brand clothing include Kanye West, Drake A$AP Rocky, Wiz Khalifa, Three 6 Mafia, Michael Jordan, Mike Tyson, Lou Reed, Kate Moss, Rosa Acosta, and Kermit the Frog.

•While Supreme typically sales clothing and accessories, The Supreme Pinball Machine joins other special merchandise including a Supreme branded kayak and Supreme branded axe.

•Supreme was founded by James Jebbia as an independent fashion label.  With a retail strategy that emphasizes exclusivity, Jebbia operates only 12 Supreme stores.

•ThisWeekInPinball.com says that as of February 15 2018 Supreme’s pinball machine announcement via instragram has, “2 million views, over 14,000 comments, and over 450,000 likes.” The site goes onto say about this post, “On Sunday we witnessed the most exposure a new pinball machine has ever seen in a single day.”

•The Supreme pinball machine uses the same playfield used in Stern’s November 2016 Marvel Spider-Man (Home Edition) Pinball Machine.  Designed around Ultimate Spider-Man series of comics published between 2000 and 2009, the game features Spider-Man villains Doc Ock, Sandman, Venom, and Green Goblin.

•The Main Processor Unit for the Stern Supreme Pinball Machine is the Stern SPIKE™ System.  From the SPIKE System Manual: “The SPIKE™ system brings distributed processing to pinball. This modular system gives designers the ability to produce first-rate games that thrill players. Modules allow the incorporation of the latest features while maintaining flexibility.”

•January 18, 2017 Supreme collaborated with fashion brand Louis Vuitton for a Parisian menswear show.  Vogue says of the event, “The Vuitton collaboration was also, for many in fashion, their first glimpse into the secretive world of Supreme, which has become a kind of shorthand for authenticity, immediacy, speed, and deftness in its way of doing business.”

•In February 2011, Tyler the Creator wore Supreme branded clothing in the music video, “Yonkers.”

•In Spring of 2002 Supreme participated in their first US collaboration with Nike for the Nike Dunk SB line. “This particular collaboration changed the game for Supreme, Nike SB and the sneaker landscape in general.”

•On September 19th, 2019 Supreme closed it’s original Lafayette store for good, making their Bowery Street locale their main NYC hub.

•In 2018 The Council of Fashion Designers of America, Inc. awarded Supreme the Menswear Designer of the Year award.

•On November 9, 2020 it was announced that Supreme was to be sold to the parent company of Vans and Timberland, VF. Corp., from founder James Jebbia and a pair of private-equity groups (Carlyle Group Inc & Goode Partners LLC).  The deal valued the apparel company at roughly $2.1B.

Notable Features

•The Underlying Asset has 2 Flippers, 3 Pop bumpers, 2 Slingshots, 1 3-bank drop target, 1 Spinning target, and 2X scoring mode.

•The Underlying Asset has 3 multi-ball modes of 2, 3, 4 balls.

•The Underlying Asset has Custom speech.

•The Underlying Asset has a ‘Supreme’ light above the drop target which is a CPU-controlled light which flashes at the start of the game and when “Supreme Multiball” is lit or running.

•The Underlying Asset has 2 speakers in the backbox, and another speaker mounted to the bottom of the cabinet.

•The Underlying Asset has Factory-installed illumination which consists of the following – Backbox with all LED lighting, Playfield with all LED lighting, Cabinet which is all LED lighting in front.

•The Underlying Asset is a 2018 Supreme Branded Stern Pinball Machine.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade.

Details

Series 2018 Supreme Pinball Machine
Brand	Supreme
Manufacturer	Stern Pinball
Production Year	2018
Designer	George Gomez
Condition	Grade 1
Rarity	/200
Dimensions	75 X 55 X 28 inches
Model No.	PINBALL I-00PL * SUPREME 1

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2018 Supreme Pinball Machine going forward.